Exhibit 99.1

Stoke, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2013 and 2012

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of
Stoke, Inc. and Subsidiaries
Santa Clara, California

We have audited the accompanying consolidated financial statements of Stoke Inc. and subsidiaries (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stoke Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

ArmaninoLLP
San Jose, California

June 30, 2014

STOKE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2013 and 2012

	2013	2012
ASSETS
Cash and cash equivalents	$3,698,023	$12,487,757
Accounts receivable	27,950	160,513
Inventories	7,048,738	9,345,885
Prepaid expenses and other current assets	297,753	344,783
Total current assets	11,072,464	22,338,938
Property and equipment, net	2,058,569	4,566,020
Restricted cash and deposits	296,151	299,082
Total assets	$13,427,184	$27,204,040
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	756,235	440,297
Accrued liabilities	871,848	1,189,782
Deferred revenue - short-term	1,990,767	1,942,729
Notes payable - short-term	833,333	—
Total current liabilities	4,452,183	3,572,808
Deferred revenue - long-term	612,798	98,899
Notes payable - long-term	1,666,667	2,000,000
Other liabilities	75,604	—
Total liabilities	6,807,252	5,671,707
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock: $0.0001 par value; 51,524,017 shares authorized at December 31, 2013 and 2012
Convertible preferred series A stock, 10,340,078 shares designated;
10,340,078 shares issued and outstanding at December 31, 2013 and 2012
(aggregate liquidation preference $10,340,078)	1,027	1,027
Convertible preferred series B stock, 10,734,273 shares designated;
10,568,826 shares issued and outstanding at December 31, 2013 and 2012
(aggregate liquidation preference $20,799,450)	1,057	1,057
Convertible preferred series C stock, 9,961,949 shares designated;
9,803,413 shares issued and outstanding at December 31, 2013 and 2012
(aggregate liquidation preference $20,096,997)	980	980
Convertible preferred series D stock, 13,487,717 shares designated;
11,250,610 shares issued and outstanding at December 31, 2013 and 2012
(aggregate liquidation preference $24,751,342)	1,126	1,126
Convertible preferred series E stock, 7,000,000 shares designated;
6,716,124 shares issued and outstanding at December 31, 2013 and 2012
(aggregate liquidation preference $21,961,725)	671	671
Common stock, $0.0001 par value - 75,000,000 shares authorized;
9,157,915 shares issued and outstanding at December 31, 2013 and 2012	867	866
Additional paid-in capital	104,444,049	102,881,199
Accumulated deficit	(97,421,853)	(81,039,194)
Accumulated other comprehensive loss	(407,992)	(315,399)
Total stockholders' equity	6,619,932	21,532,333
Total liabilities and stockholders' equity	$13,427,184	$27,204,040
The accompanying notes are an integral part of these consolidated financial statements.

STOKE INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2013 and 2012

	2013	2012
Revenues	$9,754,451	$14,000,035
Cost of revenues	5,271,287	5,500,461
Gross profit	4,483,164	8,499,574
Operating expenses
Research and development	9,623,242	13,321,200
Sales and marketing	8,218,586	10,505,727
General and administrative	2,697,028	2,858,492
Total operating expenses	20,538,856	26,685,419
Loss from operations	(16,055,692)	(18,185,845)
Other (expense) income
Interest income	34,643	96,323
Interest and other expense	(139,168)	(245,936)
Loss before provision for income taxes	(16,160,217)	(18,335,458)
Provision for income taxes	222,442	194,365
Net loss	(16,382,659)	(18,529,823)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(92,593)	(138,316)
Total other comprehensive loss	(92,593)	(138,316)
Comprehensive loss	$(16,475,252)	$(18,668,139)

The accompanying notes are an integral part of these consolidated financial statements.

STOKE, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2013 and 2012

							Accumulated
	Convertible				Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance - December 31, 2011	47,137,544	4,709	7,861,386	737	96,072,307	(62,509,371)	(177,083)	33,391,299
Issuance of common stock upon exercise of vested stock options	—	—	1,254,438	125	415,122	—	—	415,247
Issuance of Series E preferred stock at $3.27 per share
(net of issuance costs of $12,848)	1,529,051	152	—	—	4,986,996	—	—	4,987,148
Vesting of early exercised stock options	—	—	—	4	35,747	—	—	35,751
Net exercise of warrants for Series A preferred stock	12,456	—	—	—	—	—	—	—
Stock-based compensation expense for employees	—	—	—	—	1,106,865	—	—	1,106,865
Stock-based compensation expense for non-employees	—	—	—	—	264,162	—	—	264,162
Other comprehensive loss	—	—	—	—	—	—	(138,316)	(138,316)
Net loss	—	—	—	—	—	(18,529,823)	—	(18,529,823)
Balance - December 31, 2012	48,679,051	4,861	9,115,824	866	102,881,199	(81,039,194)	(315,399)	21,532,333
Issuance of common stock upon exercise of vested stock options	—	—	12,575	1	4,982	—	—	4,983
Net exercise of warrants for common stock	—	—	29,516	—	—	—	—	—
Stock-based compensation expense for employees	—	—	—	—	1,453,530	—	—	1,453,530
Stock-based compensation expense for non-employees	—	—	—	—	104,338	—	—	104,338
Other comprehensive loss	—	—	—	—	—	—	(92,593)	(92,593)
Net loss	—	—	—	—	—	(16,382,659)	—	(16,382,659)
Balance - December 31, 2013	48,679,051	4,861	9,157,915	867	104,444,049	(97,421,853)	(407,992)	6,619,932

The accompanying notes are an integral part of these consolidated financial statements.

STOKE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(16,382,659)	$(18,529,823)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,628,515	2,760,550
Stock-based compensation expense	1,557,868	1,371,027
Non-cash interest expense	—	57,311
Loss on disposal of property & equipment	36,635	—
Change in operating assets and liabilities
Accounts receivable	132,563	2,294,877
Inventories	2,136,692	(6,157,788)
Prepaid expenses and other current assets	35,712	(41,114)
Accounts payable	308,824	(1,259,474)
Accrued liabilities	(361,142)	(748,675)
Deferred revenue	561,937	(3,109,868)
Other liabilities	75,604	(126,213)
Net cash used in operating activities	(9,269,451)	(23,489,190)
Cash flows from investing activities
Purchase of property and equipment	(25,254)	(1,128,031)
Deposit, net	(38,902)	(32,609)
Net cash used in investing activities	(64,156)	(1,160,640)
Cash flows from financing activities
Borrowings under notes payable	500,000	2,000,000
Repayments of notes payable	—	(2,626,997)
Net proceeds from issuance of Series E preferred stock	—	4,987,148
Net proceeds from issuance of common stock
upon exercise of vested and unvested stock options	4,983	415,247
Net cash provided by financing activities	504,983	4,775,398
Effect of exchange rate changes on cash	38,890	(187,793)
Net decrease in cash and cash equivalents	(8,789,734)	(20,062,225)
Cash and cash equivalents - beginning of year	12,487,757	32,549,982

Cash and cash equivalents - end of year	$3,698,023	$12,487,757

Supplement disclosures of cash flow information
Cash paid for income taxes	$205,036	$101,532
Cash paid for interest	$73,327	$170,028

Noncash financing and investing activities
Transfer of inventory to property and equipment	$160,455	$818,841
Vesting of early exercised options	$—	$35,751

The accompanying notes are an integral part of these consolidated financial statements.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

1.    Organization and Summary of Significant Accounting Policies

Description of Business - Stoke, Inc. and subsidiaries (the "Company") was incorporated in the state of Delaware on March 17, 2004, under the name Network Vanguard, Inc. and is located in Santa Clara, California. On July 13, 2004, the Company changed its name to Stoke, Inc. The Company has wholly-owned subsidiaries in the United Kingdom, India, Japan, Korea, and Singapore. The United Kingdom subsidiary maintains two registered branches in Spain and France. Stoke International, Inc., a wholly-owned subsidiary of the Company, owns all foreign subsidiaries as a holding company.
Stoke, Inc. delivers gateway solutions for the mobile access border, securing communications between the radio access network and the operator core, protecting subscribers while safeguarding critical mobile core infrastructure from malicious attacks and excessive signaling overload. The Company partners with leading industry equipment providers and systems integrators to deliver a carrier-class solution that is fully interoperable, securing mobile sessions across a wide range of access infrastructure.
Significant Risks and Uncertainties - The Company is subject to certain risks, including the need to develop, demonstrate, and refine its products and services; obtain regulatory approval of products; leverage and retain its management and technical team; and reduce customer concentration. The Company has incurred operating losses since inception with the exception of fiscal year 2011 and has a cumulative deficit of approximately $97 million as of December 31, 2013. The Company had negative cash flows from operations of $9.3 million and $23.5 million for the years ended December 31, 2013 and 2012, respectively.
In January and April 2014, the Company raised $4.8 million through issuance of a Series F preferred stock financing, which included a $1.1 million exchange of common stock. In March 2014, the Company restructured its line of credit with an outstanding balance of $2.5 million due at maturity, June 29, 2014, to a term loan repayable over 24 months. The Company will continue to monitor the Company's cash position carefully and evaluate its future operating cash requirements with respect to its strategy, funding alternatives, business objectives and performance. Management has assessed that it has sufficient cash to meet operating requirements for the next twelve months.
Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the valuation of inventory, the carrying amount of property and equipment, deferred income tax assets and related valuation allowance, and determination of the fair value of stock awards issued. Actual results could differ from those estimates.
Financial Statement Presentation - The accompanying consolidated financial statements include those of the Company and its wholly-owned subsidiaries after elimination of all intercompany balances and transactions. The Company has prepared the accompanying consolidated financial statements in conformity with GAAP.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

1.    Organization and Summary of Significant Accounting Policies (continued)

Revenue Recognition - The Company derives its revenues from the sale of its security gateway solutions, which typically includes a mix of software, hardware and post-contract customer support ("PCS"). The Company recognizes revenue for products when persuasive evidence of an arrangement exists, the product has been delivered, title and risk of loss have been transferred to the customer, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured.

For multiple-element arrangements that include tangible products that contain software that is essential to the tangible product's functionality and undelivered PCS, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, accounting principles establish a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows: (i) VSOE, (ii) third-party evidence of selling price ("TPE"), and (iii) best estimate of the selling price ("ESP"). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company's best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

A substantial amount of sales in 2012 include 12 - 15 months of PCS and in 2013 a substantial amount of sales include 36 - 45 months of PCS. The Company has identified two deliverables generally contained in multiple-element arrangements: 1) hardware with software essential to the functionality of the hardware device, and 2) PCS. Each element is considered a separate unit of accounting as they each have stand-alone value and delivery of the undelivered element is probable and within the Company's control. The Company has allocated revenue between those two deliverables using ESP. Amounts allocated to the delivered hardware and the related essential software are recognized at the time of delivery provided the other conditions for revenue recognition have been met. Amounts allocated to PCS are deferred and recognized on a straight-line basis over the service term. All product cost of sales, including estimated warranty costs, are generally recognized at the time of delivery.

The Company sells to channel partners and end-customers. The substantial majority of sales in 2013 and 2012 were to channel partners. The Company recognizes revenue on sales to channel partners when the channel partners are not entitled to cancellation and other revenue recognition criteria are met.

Shipping and Handling - The Company manages incoming and outgoing product shipments through a third party shipping manager. Outgoing product is primarily shipped by customer-selected carriers and freight costs are billed directly to the customer. Incoming material is usually shipped via Company-selected carriers with freight costs incurred by the Company and recorded as cost of revenues, as title transfers at time of shipment.

Cash and Cash Equivalents - The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company invests its excess cash in deposits with banks and money market funds.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

1.    Organization and Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk and Financial Instruments - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places all of its cash equivalents with high-credit quality issuers. Periodically, such deposits exceed the federally insured limits.

The Company's customer base is primarily composed of businesses in the Pacific Rim, the United States, and EMEA. The Company performs ongoing credit evaluations of its customers and it generally requires customers to prepay for PCS. Accounts receivable as of December 31, 2013 and 2012 were fully collected subsequently.

Two channel partners accounted for greater than 90% of the Company's total revenue for the year ended December 31, 2013 and one channel partner accounted for greater than 90% of the Company's total revenue for the year ended December 31, 2012. One channel partner accounted for the accounts receivable balance as of December 31, 2013 and 2012, respectively.

Inventories - Inventory is stated at the lower of cost or market, with cost being determined under a standard cost method that approximates first-in, first-out. The Company writes down the value of inventories for estimated excess and obsolete inventories based upon assumptions about future demand and market conditions. Inventory reserves, once established, are only reversed upon sale or disposition of related inventories.

Warranties - The Company's policy is included in its terms of sale and states there is a ninety day software warranty and twelve month hardware warranty. The Company provides for the estimated cost of product warranties at the time revenue is recognized. Factors that affect the Company's warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and historical costs for repair or replacement. Should actual product failure rates, material usage, service labor and delivery costs differ from the Company's estimates, revisions to the estimated warranty liability would be required.

Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated for financial reporting purposes using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

Long-Lived Assets - The Company continually reviews the carrying value of long-lived assets to determine whether there are any indications of impairment. When such indicators are present, if the undiscounted cash flows expected to be generated from its customers are less than the carrying value of its long-lived assets, the Company compares the estimated discounted future net cash flows to be generated to the carrying value of the long-lived assets to determine any impairment charges. The Company reduces the carrying value of the long-lived assets if the carrying value of the long-lived assets is greater than the estimated discounted future net cash flows.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

1.    Organization and Summary of Significant Accounting Policies (continued)

Stock-Based Compensation - The Company has a stock option plan under which incentive and non-qualified stock options are granted primarily to employees. All stock-based payments to employees, including grants of employee stock options, restricted stock, and employee stock purchase rights, are recognized in the financial statements based on their respective grant date fair values.

The Company estimates the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods in the Company's consolidated statements of operations. The Company has estimated the fair value of each award as of the date of grant using the Black-Scholes-Merton option pricing model. Expenses related to stock-based awards issued to non-employees are recognized over the periods those awards are expected to vest. The Company estimates the fair value of the awards using the Black-Scholes-Merton option pricing model.

Software Capitalization - The Company is required to capitalize costs related to internally developed software for which technological feasibility (defined as a working prototype) has been established but which has not been released. Software development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized if material. To date, software development costs incurred subsequent to the establishment of technological feasibility have been immaterial and accordingly have not been capitalized.

Foreign Currency - The functional currencies of the Company's foreign subsidiaries are their respective local currencies. Balance sheet accounts are translated into United States dollars at exchange rates prevailing at the balance sheet dates. Revenue, costs and expenses are translated into United States dollars at average rates for the period. Gains and losses resulting from translation adjustments are included as a component of accumulated other comprehensive loss. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

Comprehensive Loss - Other comprehensive loss consists of foreign currency translation gains and losses. Total comprehensive loss is presented in the accompanying consolidated statements of operations and comprehensive loss.

Advertising Expense - The Company expenses advertising costs as incurred. The Company incurred $14,115 and $147,813 in advertising expense during the years ended 2013 and 2012, respectively.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

1.    Organization and Summary of Significant Accounting Policies (continued)

Income Taxes - The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. The provision for income tax expense is comprised of income taxes payable for the current period, plus the net change in deferred tax amounts.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes.

2.    Restricted Cash

As of December 2013, the Company's India subsidiary maintains a facility deposit of $198,560, which is refundable in August 2015.

The Company maintained a facility deposit for its U. S. headquarters in Santa Clara of $40,250 which was increased to $65,017 upon renewal of its facility lease in August 2013 and is refundable in February 2017. US and India facility deposits are included in restricted cash and deposits as of December 31, 2013 and 2012.

3.    Inventories

Inventories consist of the following at December 31:

	2013	2012
Raw materials	$3,706,106	$3,658,931
Finished goods	3,342,632	5,686,954
	$7,048,738	$9,345,885

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

4.    Warranties

Warranties are presented as a component of accrued liabilities in the accompanying balance sheets. Changes in the Company's warranty liability are as follows:

	2013	2012
Balance at beginning of year	$43,785	$339,159
Warranties issued	257,892	207,859
Warranty claims	(268,644)	(503,233)
Balance at end of year	$33,033	$43,785

5.    Property and Equipment, Net

Property and equipment, net at December 31 consisted of the following:

	2013	2012
Machinery, lab and IT equipment	$12,138,661	$12,301,799
Office equipment	106,017	113,633
Leasehold improvements	640,405	641,571
Total property and equipment	12,885,083	13,057,003
Less: accumulated depreciation	(10,826,514)	(8,490,983)
Property and equipment, net	$2,058,569	$4,566,020

Depreciation expense for the years ended December 31, 2013 and 2012 was $2,628,515 and $2,750,752, respectively.

6.    Notes Payable

On May 28, 2010, the Company entered into a Loan and Security Agreement (the "Hercules Loan Agreement II") with Hercules Technology II, L.P. ("Hercules") under which the Company could borrow up to $4 million as a term loan. The Hercules Loan Agreement II also provided a revolving credit facility under which the Company could borrow up to a maximum of $6 million through May 1, 2011, when it expired.

The Company borrowed $4 million under the term loan and used $2.5 million of the proceeds to pay off all outstanding amounts from an existing loan. The Company was required to make interest only monthly payments for 9 months, followed by 27 consecutive monthly payments of principal and interest of $166,517.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

6.    Notes Payable (continued)

In June 2012, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (SVB), under which the Company could borrow up to $10 million as revolving credit facility with an interest rate of 3.00%. The Company borrowed $2 million and paid off all outstanding amounts from the Hercules Loan Agreement II. The Company was required to make interest only monthly payments for the 24 month term of the SVB loan and the outstanding principal balance was due at maturity, June 29, 2014. At December 31, 2013 and 2012, the Company had an outstanding principal balance under the term loans of $2.5 million and $2 million, respectively. In March 2014, the Company restructured the SVB line of credit to a term loan repayable over 24 months at an interest rate of 6.00%.

The Company was not in compliance with certain covenants of the loan as of December 31, 2013. These covenants were waived upon the restructuring of the revolving credit facility to a term loan in March 2014.

The following schedule is a summary of future payments on notes payable, which, incorporates the restructured payment terms per the March 2014 restructuring:

Year Ending December 31,

2014	$833,333
2015	1,250,000
2016	416,667
$2,500,000

7.    Income Taxes

The following is a geographical breakdown of consolidated loss before income taxes by income tax jurisdiction for the years ended December 31:

	2013	2012
United States	$(16,659,900)	$(19,019,182)
Foreign	499,683	683,724
Loss before income taxes	$(16,160,217)	$(18,335,458)

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

7.    Income Taxes (continued)

The components of the provision for income taxes are as follows:

	2013	2012
Current
State	$1,020	$2,112
Foreign	239,661	203,680
	240,681	205,792
Deferred
Foreign	(18,239)	(11,427)
Total expense for taxes	$222,442	$194,365

The components of net deferred income tax assets as of December 31, 2013 and 2012 were as follows:

	2013	2012
Net operating loss carry-forwards	$21,598,513	$18,685,168
Temporary differences	12,523,397	10,320,744
Tax credit carry-forwards	4,905,382	4,244,329
Total deferred income tax assets	39,027,292	33,250,241
Valuation allowance	(38,949,265)	(33,181,705)
Net deferred income tax assets	$78,027	$68,536

Based on the available objective evidence, management believes it is more likely than not that except for Stoke India, the net deferred tax assets as of December 31, 2013 and 2012 will not be fully realizable. Accordingly, management has applied a valuation allowance against all of its net deferred tax assets with the exception of Stoke India's deferred tax assets at December 31, 2013 and 2012. The net change in the total valuation allowance for the year ended December 31, 2013 was an increase of approximately $5.8 million.

At December 31, 2013, the Company has net operating loss carry-forwards for federal, California and other state income tax purposes of approximately $56.6 million, $40.0 million and $0.6 million, respectively. The federal net operating loss carry-forwards will begin to expire in 2024. The California net operating loss carry-forwards will begin to expire in 2015. Net operating loss carry-forwards from other states began to expire in 2013.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

7.    Income Taxes (continued)

The Company has research and development tax credit carry-forwards for federal and California income tax purposes of approximately $3.5 million and $4.0 million, respectively. The federal tax credit carry-forwards will begin to expire in 2024. The California tax credit carry-forwards can be carried forward indefinitely.

Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by net operating loss (NOL) carry-forwards after a change in control (generally greater than 50% change in ownership). Generally, after a control change, a loss corporation cannot deduct NOL carry-forwards in excess of the Section 382 limitations. Due to these provisions, utilization of NOL and tax credit carry-forwards may be subjected to annual limitations regarding their utilization against taxable income in future periods.

As of December 31, 2013, the Company had an income tax accrual of $127,000. As of December 31, 2013, the Company had $1.6 million of cumulative unrecognized tax benefits of which $127,000 has a tax rate impact and $1.5 million has no tax rate impact. If recognized, there will be no effect on the Company's effective tax rate. As of December 31, 2013, the Company recognized $10,000 of accrued interest and penalties associated with unrecognized tax benefits.

A reconciliation of the beginning and ending unrecognized tax benefit amounts is as follows:

Balance at December 31, 2011	$1,284,000
Increase related to 2012 tax position	108,000
Balance at December 31, 2012	1,392,000
Increase related to 2013 tax position	254,000
Reduction related to prior year tax position	(5,000)
Balance at December 31, 2013	$1,641,000

The Company does not have any tax positions for which it is reasonably possible the total amount of gross unrecognized tax benefits will significantly increase or decrease within 12 months of the year end December 31, 2013.

The Company's federal return is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2010 through December 31, 2013. The Company's state returns are open to audit under the statute of limitations for the years ending December 31, 2009 through December 31, 2013. In addition, all years for which there are unutilized net operating losses and tax credit carryovers are open to audit. The Company's foreign tax returns are open to audit under the statute of limitations from 2007 to 2013.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

8.    Employee Benefit Plan

The Company has a 401(k) defined contribution plan (the "Plan") covering substantially all employees of the Company. As allowed under section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.

Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The Plan also allows for discretionary employer contributions. No contributions were made by the Company for the years ended December 31, 2013 and 2012.

9.    Commitments and Contingencies

Operating Leases - In December 2005, the Company executed an operating lease agreement for approximately 35,000 square feet of office and laboratory space in Santa Clara, California. The term of the lease began in January 2006 and expired in December 2009. In June 2009, the lease term was extended for a period of 48 months commencing on January 1, 2010 and ending on
December 31, 2013. In August 2013, the lease term was extended for a period of 38 months commencing on January 1, 2014 and ending on February 28, 2017. The Company also leases its facilities in Japan and India under operating leases through 2014 and 2015, respectively.

Future minimum lease payments under contractual lease arrangements are as follows:

Year Ending December 31,

2014	$915,268
2015	1,007,214
2016	757,483
2017	130,035
Future minimum lease payments	$2,810,000

Rent expense for the years ended December 31, 2013 and 2012 was $795,125 and $847,781, respectively.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity

Common Stock - The Company is authorized to issue 75,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

The Company has reserved the following shares of common stock for future issuances as of December 31, 2013:

Conversion of outstanding Series A preferred stock	10,340,078
Conversion of outstanding Series B preferred stock	10,568,826
Conversion of outstanding Series C preferred stock	9,803,413
Conversion of outstanding Series D preferred stock	11,250,610
Conversion of outstanding Series E preferred stock	6,716,124
Warrants to purchase Series B preferred stock	165,447
Warrant to purchase Series C preferred stock	158,536
Warrants to purchase Series D preferred stock	2,237,107
Stock options outstanding	9,683,371
Stock options available for grant	3,435,820
Total	64,359,332

Preferred Stock

On July 3, 2012, the Company sold 1,529,051 shares of Series E preferred stock to Samsung Ventures at $3.27 per share.

Dividends - Holders of Series A, B, C, D and E preferred stocks are entitled to receive noncumulative dividends, when and if declared by the board of directors, at a rate of $0.08, $0.1574, $0.164, $0.176 and $0.2616 per share per annum, respectively. As of December 31, 2013 and 2012, no dividends have been declared or paid by the Company.

Liquidation - In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be distributed first to the holders of the preferred stock at an amount equal to the sum of the applicable original issue price, or $1.00 per share for each share of the Series A preferred stock, $1.968 for each share of the Series B preferred stock, $2.05 for each share of the Series C preferred stock, $2.20 for each share of Series D and $3.27 for each share of Series E preferred stock, plus declared and unpaid dividends on such preferred stock. If the assets of the Company available for distribution are not sufficient to pay the full amount of this distribution, such assets will be distributed pro rata to the holders of the preferred stock in proportion to the amount of preferred stock owned by each holder. Any assets of the Company available for distribution in excess of the preferred stock liquidation preference amounts will be distributed pro rata to the holders of the common stock based on the number of shares of common stock held by each.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)
Preferred Stock (continued)
Conversion - Series A, Series B, Series C, Series D and Series E preferred stocks are convertible into common stock as determined by dividing the applicable original issue price for the given preferred shares by the applicable conversion price for such series, at the option of the holder, subject to adjustments for events of dilution. Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock will automatically convert at the conversion rate upon the earlier of (i) with respect to Series A and Series B preferred stock, the date specified by written consent or agreement of the holders of 75% of the then-outstanding shares of Series A and Series B preferred stock, voting together as a single class, (ii) with respect to Series C or Series D or Series E preferred stock, the date specified by written consent or agreement of the holders of at least a majority of the then-outstanding shares of Series C or Series D or Series E preferred stock or (iii) immediately upon the closing of an initial public offering with a public offering price of not less than $4.91 per share and aggregate cash proceeds of $50,000,000.
Voting Rights - Holders of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock have voting rights equal to the number of shares of common stock issuable upon conversion of such preferred stock.
The holders of outstanding common stock shall be entitled to elect two directors of the Company at any election of directors. As long as 15,000,000 shares of preferred stock originally issued remains outstanding, the holders of such shares of preferred stock are entitled to elect three directors of the Company at any election of directors. The holders of preferred stock and common stock voting as a single class shall be entitled to elect any remaining directors to the Company's board of directors.
The Company must obtain the approval of the holders of at least a majority of the then-outstanding shares of preferred stock for the following:

•	Take any action that results in a liquidation event

•	Make changes to any rights, preferences, or privileges of any shares of preferred stock, so as to affect adversely the shares

•	Increase or decrease to the number of authorized shares of common and preferred stock

•	Create, authorize, or issue, or obligate itself to issue, any equity security having preference over, or being on a parity with, any series of preferred stock

•	Redeem, purchase, or otherwise acquire any share or shares of preferred or common stock

•	Pay dividends on shares of common stock

•	Make amendments to the Company's certificate of incorporation or bylaws

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

Preferred Stock (continued)

•	Create, authorize, or issue, or obligate itself to issue, any equity security having more than one vote for each share of common stock into such share as convertible

•	Make changes to the authorized number of directors

2004 Option Plan

The Company's 2004 stock option plan (the "Plan") was adopted by the board of directors in April 2004 and as of December 31, 2013, 18,409,428 shares of common stock have been authorized for issuance under the Plan. The Plan provides both for the direct award or sale of shares and for the grant of options to purchase shares. Options granted under the Plan may include non-statutory options (NSOs), as well as incentive stock options (ISOs). Only employees shall be eligible for the grant of ISOs. Only employees, outside directors, and consultants shall be eligible for the grant of non-statutory options or the direct award or sale of shares.

Under the Plan, the exercise price of an ISO shall not be less than 100% of the fair market value of a share on the date of grant and the exercise price of a non-statutory option shall not be less than 85% of the fair market value of a share on the date of grant, both options may be subject to a higher percentage as determined by the board of directors. All or part of the option may be exercised prior to its expiration at the time or times set forth in the notice of stock option grant. The options have a maximum term of 10 years and generally vest over a four year period.

On July 29, 2013, the Company's board of directors authorized the re-pricing of 4,251,606 outstanding stock options changing the exercise price from $1.43, $1.71 and $2.49 to $1.11. The modification resulted in an incremental fair value of $696,147 which will be expensed over the modified option's remaining vesting period.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

2004 Option Plan (continued)

A summary of activity in the Company's Plan and related information for the years ended
December 31, 2013 and 2012 is set forth below:

		Outstanding
	Shares Available	Shares	Weighted Average Exercise Price per Share
Balance - December 31, 2011	346,145	10,340,059	$0.78
Additional shares authorized	1,700,000	—	—
Granted	(2,412,135)	2,412,135	2.26
Exercised	—	(1,254,438)	0.33
Forfeited - unvested cancelled	700,773	(700,773)	1.42
Expired - vested cancelled	124,113	(124,113)	0.79
Balance - December 31, 2012	458,896	10,672,870	1.2
Additional shares authorized	2,000,000	—	—
Granted	(2,432,800)	2,432,800	1.41
Exercised	—	(12,575)	0.4
Forfeited - unvested cancelled	1,658,153	(1,658,153)	1.55
Expired - vested cancelled	1,751,571	(1,751,571)	1.13
Balance - December 31, 2013	3,435,820	9,683,371	$0.77

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

2004 Option Plan (continued)

Options outstanding and currently exercisable as of December 31, 2013, are as follows:

Range of Exercise Prices	Outstanding
	Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price Per Share

$0.05 - $0.05	96,250	0.86	$0.05
$0.10 - $0.10	129,600	2.21	0.10
$0.13 - $0.13	2,168,276	3.45	0.13
$0.28 - $0.28	14,670	4.27	0.28
$0.42 - $0.42	1,180,285	5.71	0.42
$0.58 - $0.58	49,727	4.78	0.58
$0.82 - $0.82	255,242	6.56	0.82
$1.11 - $1.11	5,789,321	8.51	1.11
Total outstanding	9,683,371	6.79	$0.77

Exercisable	6,180,913	5.62	$0.59

Vested and expected to vest	7,610,062	6.25	$0.68

The weighted-average grant-date fair value of options granted during 2013 and 2012 was $0.45 and $0.99, respectively.

The total intrinsic value for options exercised in the years ended December 31, 2013 and 2012 was $12,530 and $1,820,367, respectively, representing the difference between the estimated fair values of the Company's common stock underlying these options at the dates of exercise and the exercise prices paid.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

Stock-Based Compensation Expense - For options granted, and valued based on their respective grant date fair value, the Company uses the straight-line method for expense attribution.

The Company estimates the fair value of options using the Black-Scholes-Merton option-valuation model. The valuation model requires the Company to make assumptions and judgments about the variables used in the calculation. These variables and assumptions include the weighted-average period of time that the options granted are expected to be outstanding, the volatility of the common stock and the risk-free interest rate. Since its stock has no trading history, the Company used the simplified calculation of expected term, and the Company estimated its stock volatility based on an average of the historical volatilities of several entities with characteristics similar to the Company. The risk-free interest rate is based on U.S. Treasury securities. The Company estimated its expected forfeiture rate of 31% based on historical experience.

During the year ended December 31, 2013 and 2012, the Company recorded $1,453,530 and $1,106,865 of stock compensation expense for the grants to employees, respectively. As of December 31, 2013, total unrecognized compensation cost related to stock-based awards granted to employees and non-employees was $1,174,840, net of estimated forfeitures. This cost will be amortized on a straight-line basis over the weighted-average vesting period of approximately 2.45 years.

The following assumptions were used to calculate the fair value of stock options granted to employees:

	2013	2012
Risk-free interest rate	1.10% - 1.68%	0.80% - 3.30%
Expected life	3.68 - 6	6
Expected dividends	None	None
Expected volatility	39.90%	42.4% - 60.0%

Non-employee Option Grants - During 2013 and 2012, in connection with recruiting and other services provided, the Company issued options to purchase 266,500 and 244,000 shares, respectively, of common stock to non-employee service providers. The fair value of the options was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions:

	2013	2012
Risk-free interest rate	1.98% - 2.9%	0.98% - 3.29%
Expected life	7.67 - 10	10
Expected dividends	None	None
Expected volatility	39.90%	47.2% - 54%

The expense related to options granted to non-employees was $104,338 and $264,162 for the years ended December 31, 2013 and 2012, respectively.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

Warrants - On August 4, 2004, the Company entered into a loan agreement with Lighthouse. In April 2005, the scheduled drawdown on the line of credit of $2 million from Lighthouse was extended from March 31, 2005, to August 31, 2005. In return, the Company issued a warrant for 30,000 shares of Series A convertible preferred stock to Lighthouse at an exercise price of $1.00 per share. In May 2012, Lighthouse exercised 30,000 shares using a net issue election. As a result, in lieu of cash consideration, 12,456 shares of the Company's Series A preferred stock were issued and the remaining 17,544 shares granted under the warrant agreement were forfeited.

On December 19, 2005, the Company entered into loan agreements with Silicon Valley Bank. As part of these agreements, the Company granted warrants to purchase 165,447 shares of the Company's Series B preferred stock at an exercise price of $1.968 per share. All warrants are fully vested and exercisable and expire on December 18, 2018.

Warrants to purchase 32,439 shares of the Company's common stock at an exercise price of $0.10 per share granted in 2006 were exercised using a net issue election in November 2013. As a result, in lieu of cash consideration, 29,516 shares of the Company's common stock were issued and the remaining 2,923 shares granted under the warrant agreement were forfeited.

As part of a loan agreement in 2007, the Company granted the lender warrants to purchase 158,536 shares of the Company's Series C preferred stock at an exercise price of $2.05 per share. The estimated total value of the warrants was $187,365 using the Black-Scholes-Merton option-pricing model with the following assumptions: contractual life of seven years, estimated volatility of 60%, and an interest rate of 5.0%. The fair value was amortized as additional interest expense over the term of the loan through September 2009. All warrants are fully vested and exercisable and expire on December 20, 2014.

As part of a loan agreement in 2009, the Company granted the lender warrants to purchase 81,818 shares of the Company's Series D preferred stock at an exercise price of $2.20 per share. The estimated total value of the warrants was $96,641 using the Black-Scholes-Merton option-pricing model with the following assumptions: contractual life of seven years, estimated volatility of 49%, and an interest rate of 3.2%. The fair value was amortized as additional interest expense during the term of the loan through May 2010. All warrants are fully vested and exercisable and expire on September 15, 2016.

In connection with issuance of Series D preferred stock in 2009, the Company issued warrants to participating investors to purchase an aggregate of 1,412,106 shares of Series D preferred stock at $0.58 per share. All warrants are fully vested and exercisable and expire during the period April through September 2014.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

10.    Stockholders' Equity (continued)

Warrants (continued)
In May 2010, the Company issued warrants to Hercules to purchase 118,181 shares of the Company's Series D preferred stock at an exercise price of $2.20 per share. The estimated total value of the warrants was $125,367 using the Black-Scholes-Merton option-pricing model with the following assumptions: contractual life of seven years, estimated volatility of 43%, and an interest rate of 2.75%. The fair value was amortized as additional interest expense during the term of the loan through June 2012. The Company recognized $0 and $57,311 interest expense in 2013 and 2012, respectively. All warrants are fully vested and exercisable and expire on May 28, 2017.

In connection with the issuance of an additional tranche of Series D preferred stock in 2010, the Company issued warrants to participating investors to purchase an aggregate of 761,366 shares of Series D preferred stock at $0.58 per share. On January 27, 2011, 136,364 shares of Series D preferred stock were issued upon exercise of warrants at $0.58 per share. All warrants are fully vested and exercisable and expire on March 31, 2015.

In conjunction with the sale of Series B preferred stock, the Company granted warrants to purchase the Company's common stock at an exercise price equal to the price per share of common stock sold in an Initial Public Offering (IPO). The number of shares for which the warrant is exercisable will be determined by a formula based on 10% of the number of shares of common stock being sold in the Company's IPO, less the number of shares of common stock offered to the investors in the Company's IPO. The warrants shall be exercisable for a period of 180 days after the Company's IPO.

11.    Related Party Transactions

As of December 31, 2013, Mobile Internet Capital, Inc., (MIC) has purchased 2,081,818 shares of Series D preferred stock and 305,810 shares of Series E preferred stock of the Company. DoCoMo Capital, Inc., has purchased 1,772,727 shares of Series D preferred stock and 152,905 shares of Series E preferred stock of the Company. NTT DoCoMo, Inc., is a Limited Partner of MIC. DoCoMo Capital, Inc., is an investment subsidiary of NTT DoCoMo Inc., which is the Company's major end customer, through a reseller arrangement with Net One Systems Co., Ltd. Sales to NTT DoCoMo, Inc. through Net One Systems Co., Ltd. accounted for greater than 72% and 90% of revenue in 2013 and 2012, respectively. Net One Systems Co., Ltd. purchased approximately 454,545 shares of Series D preferred stock in 2009.

The Company has not reduced revenue in any period related to the issuance of preferred stock to related party entities as the Company believes the issuance of the preferred stock does not constitute a sales incentive. The price paid for the preferred stock was representative of fair value, as evidenced by the simultaneous purchase of preferred stock by other, unrelated investors.

STOKE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2013 and 2012
_________________________

12.    Subsequent Events

Management evaluated subsequent events for possible impact on the consolidated financial statements, including notes to these consolidated financial statements through July 1, 2014, the date the consolidated financial statements were available for issuance.

In January and April 2014, the Company closed a $4.8 million financing by issuing 1,464,691 shares of Series F preferred stock at $3.27 per share. In conjunction with the sale of Series F preferred stock, the Company issued warrants to participating investors to purchase an aggregate of 732,341 shares of Series F preferred stock at $0.01 per share and exchanged $1.1 million shares of common stock.

On March 14, 2014, the Company restructured its line of credit with an outstanding balance of $2.5 million due at maturity, June 29, 2014, to a term loan repayable over 24 months.